EXHIBIT (p)(2)

Atlanta Capital Management Company, LLC

Code of Ethics

Part I – Eaton Vance Corp. Code of Business Conduct and Ethics

Part II – Policy on Personal Securities Transactions (Employee/Personal Trading)

Updated Effective:  January 15, 2014

Atlanta Capital Management Company, LLC

1075 Peachtree St

Suite 2100

Atlanta, GA 30309-3912

Telephone: 404-876-9411

Facsimile: 404-872-1672

Email: compliance@atlcap.com

January 15, 2014

ATLANTA CAPITAL MANAGEMENT COMPANY, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

For Officers and Employees

Adopted and effective on January 1, 2006 (as revised January 15, 2014)

Atlanta Capital Management Company, LLC (“ACM” or “Company”) desires to be a responsible member of the various communities in which it does business and to assure the welfare of those dependent upon the continuation of ACM’s good health, namely its shareholders, employees, customers and suppliers.  It is the policy of ACM to comply with all laws and to conduct its business in keeping with the highest moral, legal, ethical and financial reporting standards.

Effective January 15, 2014, ACM formally adopted the attached Eaton Vance Corp. Code of Business Conduct and Ethics, as revised April 12, 2013 (“Code”) as part of our firm Code of Ethics.  Previously, ACM maintained a separated Code of Business Conduct and Ethics (originally adopted effective January 1, 2006) modeled closely to comply with the Eaton Vance Corp. Code.

Through this adoption, the Code applies equally to all ACM officers, managers and employees though ACM does not fall within the definition of Subsidiary as defined within the Code.  The term Corporation in the Code should be interpreted by ACM officers, managers and employees to include ACM unless otherwise indicated.

ACM officers, managers and employees may consult with ACM’s Chief Compliance Officer in applying the various reporting requirements to Senior Corporate Officers under the Code (Chief Legal Officer, Chief Financial Officer, Chief Compliance Officer, etc.).

The Code of Ethics for Principal Executive and Senior Financial Officers referenced on page 7 of the Code which supplements the Code does not apply to any officers, managers or employees of ACM.

EATON VANCE CORP.

And SUBSIDIARIES

CODE OF BUSINESS CONDUCT AND ETHICS

For Directors, Officers and Employees

Adopted by the Eaton Vance Corp. Board of Directors and effective on

October 31, 2004 (as revised April 12, 2013)1

Eaton Vance Corp. (“Corporation”) desires to be a responsible member of the various communities in which it does business and to assure the welfare of those dependent upon the continuation of the Corporation’s good health, namely its shareholders, employees, customers and suppliers.  It is the policy of the Corporation to comply with all laws and to conduct its business in keeping with the highest moral, legal, ethical and financial reporting standards.  The Corporation’s policies apply equally to employees at all levels, and this Code of Business Conduct and Ethics (“Code”) applies to all Subsidiaries of the Corporation (“Subsidiary” is a company of which the Corporation holds, directly or indirectly, all of the ownership interests) and their officers, directors, managers and employees to the same extent as those of the Corporation.  Accordingly, the term “Corporation” in this Code includes each Subsidiary, unless otherwise indicated.

The Corporation welcomes and appreciates the efforts of employees who communicate violations or suspected violations of this Code, and will not tolerate any form of retaliation against individuals who in good faith report possible misconduct even if, upon investigation, their suspicions prove to be unwarranted.  To facilitate its compliance efforts, the Corporation has established a Business Conduct and Ethics Committee (“Ethics Committee”) consisting of the following officers of the Corporation:  Executive Vice President; Chief Legal Officer; Chief Financial Officer; and Chief Administrative Officer.

All officers and managers of the Corporation are responsible for communicating and implementing these policies within their specific areas of supervisory responsibility.

Of course, no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, and the Corporation relies upon each individual within the organization to act with integrity, to use good judgment and to act appropriately in any given situation.  Nevertheless, we believe that this Code can help focus the Corporation’s Board of Directors (“Board”) and the Corporation’s management on areas of ethical risk, provide guidance to our personnel to help them to recognize and deal with ethical issues and help to foster a culture of honesty and accountability.  We encourage each member of the Board (“Director”) and management and each other employee to review this Code carefully, ask any questions regarding the policies and procedures embodied in this Code to ensure that everyone understands each such policy and procedure and the overall intent of the Code, and make every effort to remain in full compliance with both the letter and spirit of this Code.

Without limiting the generality of the above, the following presents the Corporation’s policy on specific topics concerning business ethics and legal compliance.

1 This Code of Business Conduct and Ethics was originally as part of the Code of Ethics.  As of June 1, 2012, it is a stand alone procedure.

Conflicts of Interest

General.  The Corporation’s officers, Directors and employees have a duty to be free of conflicting interests that might influence their decisions when representing the Corporation.  Consequently, as a general matter, our Directors, officers and employees are not permitted to maintain any conflict of interest with the Corporation, and should make every effort to avoid even the appearance of any such conflict.  A “conflict of interest” occurs when an individual’s private interest interferes in any way - or even appears to interfere - with the Corporation’s interests as a whole.  A conflict of interest can arise when a Director, officer or employee takes action(s) or has interests that may make it difficult to perform his or her company work objectively and effectively or when a Director, officer or employee or a member of his or her family receives any improper personal benefits as a result of his or her position in the Corporation.  Any officer or employee who believes that he or she may have a potential conflict of interest must report his or her concerns to the Corporation’s Chief Legal Officer immediately.  Any individual Director who believes that he or she has a potential conflict of interest must immediately report his or her concerns to the Chairman of the Board, who shall consult with the Chief Legal Officer on such matters.2

Without limiting the generality of this Code’s prohibition on conflicts of interest involving the Corporation’s officers, Directors and employees:

•

The Corporation’s dealings with suppliers, customers, contractors and others should be based solely on what is in the Corporation’s best interest, without favor or preference to any third party, including close relatives.

•

Employees who deal with or influence decisions of individuals or organizations seeking to do business with the Corporation shall not own interests in or have other personal stakes in such organizations that might affect the decision-making process and/or the objectivity of such employee, unless expressly authorized in writing by the chief executive officer of the Corporation after the interest or personal stake has been disclosed.

•

Employees shall not do business on behalf of the Corporation with close relatives, unless expressly authorized in writing by the chief executive officer of the Corporation after the relationship has been disclosed.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Corporation and the investment companies sponsored or advised by the Corporation (the “EV Funds”), the officers of which may also be officers of the Corporation.  As a result, this Code recognizes that the officers of the Corporation, in the normal course of their duties (whether formally for the Corporation or for the EV Funds, or for all of them), will be involved in establishing policies and implementing decisions that will have different effects on each entity.  The participation of the officers in such activities is inherent in the contractual relationships between those entities and is consistent with the performance by the officers of their duties as officers of the Corporation.  Thus, if performed in conformity with the provisions of the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”), such activities will be deemed to have been handled ethically.  In addition, the Board recognizes that officers of the Corporation may also be officers or employees of one or more investment companies or Subsidiaries covered by this Code or other codes of ethics.

2 Conflicts of interest involving, or situations that may give the appearance of a conflict of interest involving, a trader (or a person who has the ability to choose the broker that will execute any particular transaction) should be reported to the relevant investment department head and the Chief Legal Officer.

Gifts, Preferential Treatment or Special Arrangements.  Directors, officers and employees, while representing the Corporation, shall not seek or accept from any prospective or current provider of goods or services to the Corporation (“Service Provider”) or provide to any prospective or current investment management client of the Corporation (“Client”) any gift, favor, preferential treatment, or special arrangement of “Material Value.”   “Material Value” includes such items as material goods with a value over $100; personal loans or guarantees of loans; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment.  “Material Value” does not include occasional small gifts or mementos with a value of under $100.

Employees that are registered representatives or hold one or more Financial Industry Regulatory Authority (“FINRA”) licenses (a “Licensed employee”) are also subject to Eaton Vance Distributors, Inc.’s (“EVD”) Noncash Compensation Policy and Procedures (the “FINRA Policy”).  With respect to Licensed employees, to the extent that any provision of the FINRA Policy is more restrictive than the policy stated herein, the FINRA Policy governs.

Entertainment.  Directors, officers and employees, while representing the Corporation, shall not participate in any form of “Entertainment” provided by any Service Provider to the Corporation unless an employee of the Service Provider providing the Entertainment is present at the event.  “Entertainment” includes such items as tickets for theater, musical, sporting, charitable, cultural or other entertainment events; meals or social gatherings; or transportation and/or lodging outside of the Service Provider’s headquarter city.  This restriction shall not apply to occasional tickets, meals or social gatherings with a value of under $100 (which should be considered a gift subject to the Gifts, Preferential Treatment or Special Arrangements section above).   In addition, if an appropriate senior executive of the Corporation approves the receipt of transportation and/or lodging outside of the Service Provider’s headquarter city as having a legitimate business purpose, then such transportation and/or lodging may be accepted.

Directors, officers and employees, while representing the Corporation, shall not seek to provide to any Client any form of “Entertainment” (as defined above) unless a Director, officer or employee of the Corporation will be present at the event.  This restriction shall not apply to occasional tickets, meals or social gatherings with a value of under $100 (and which should be considered a gift subject to the Gifts, Preferential Treatment or Special Arrangements section above).

Licensed employee are also subject to Eaton Vance Distributors, Inc.’s  FINRA Policy.  With respect to Licensed employees, to the extent that any provision of the FINRA Policy is more restrictive than the policy stated herein, the FINRA Policy governs.

Transactions with Affiliates.  Certain conflicts of interest arise out of the relationship between officers of the Corporation and the EV Funds, and are subject to provisions in the Investment Company Act and the Investment Advisers Act and the regulations thereunder that address conflicts of interest.  For example, officers of the Corporation may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the EV Funds because of their status as “affiliated persons” of “affiliated persons” of the EV Funds.  The Corporation's and the EV Funds’ compliance programs and procedures are designed to prevent, or identify and correct, violations of such provisions.  This Code does not, and is not intended to, duplicate, change or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

Corporate Opportunities

Each of our Directors, officers and employees holds a personal duty to the Corporation to advance the Corporation’s legitimate business interests when the opportunity so arises.  No Director, officer or employee of the Corporation is permitted to:

•

take personally, whether for economic gain or otherwise, any business opportunity  discovered though the use of the Corporation’s property or information or such person’s position with the Corporation, where such opportunity might be taken by the Corporation, unless, after full disclosure, it is authorized in writing by the chief executive officer of the Corporation;

•

use any of the Corporation’s corporate property, information, or his or her position with the Corporation for personal gain to the detriment of the Corporation; or

•

compete with the Corporation.

Confidentiality/Insider Information

It is imperative that our Directors, officers and employees safeguard confidential information including, but not limited to, information regarding transactions contemplated by the Corporation and the Corporation’s finances, business, computer files, employees, present and prospective customers and suppliers and stockholders. Confidential information may not be disclosed except where disclosure is authorized by the Corporation’s chief executive officer or Legal Department, or is otherwise required by applicable law.  An employee’s obligation to preserve and not disclose the Corporation’s confidential information continues even after his or her employment by the Corporation ends.

Directors, officers and employees must keep confidential, and not discuss with anyone other than other employees for valid business purposes, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Corporation.  Officers and employees should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

As noted above, no officer, Director or employee of the Corporation may in any manner use his or her position with the Corporation or any information obtained in connection therewith for his or her personal gain.  Obligations to the Corporation in this regard within the context of non-public, or “insider” information regarding the Corporation compel particular emphasis.  Directors, officers and employees must not disclose or use or attempt to use “confidential” or “insider” information to further their own interests or for personal gain, economic or otherwise or for any other reason except the conduct of the Corporation’s business.

“Insider information” is non-public information that could affect the market price of our stock or influence investment decisions.  Our officers, Directors and employees are prohibited from disclosing or using non-public information for personal gain, whether through the purchase or sale of our publicly traded securities or otherwise, and are urged to avoid even the appearance of having disclosed or used non-public information in this manner.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal and may result in civil and/or criminal penalties.  Every employee is responsible for being familiar with the Eaton Vance Policies and Procedures in Prevention of Insider Trading, available on the Eaton Vance Intranet site.

Protection and Proper Use of Other Corporation Assets

All of our Directors, officers and employees should endeavor at all times to protect our Corporation assets and ensure their efficient use.  Theft, carelessness and waste can have a direct impact on the Corporation and our profitability; corporate assets should be used only for legitimate business purposes and in an otherwise responsible and reasonably efficient manner.

Fair Dealing

Although other sections of this Code specifically address compliance with applicable laws and regulations and other standards, as a general matter, all of the Corporation’s Directors, officers and employees shall endeavor under all circumstances to deal fairly with our customers, suppliers, competitors and employees.  No Director, officer or employee of the Corporation shall take unfair advantage in the context of his or her position with the Corporation of any other person or entity through manipulation, concealment, abuse of privileged information, misrepresentation of material fact or any other unfair-dealing practice.

Compliance with Laws and Regulations

The Corporation and its employees shall comply with all laws and regulations applicable to its business, including, but not limited to, the following:

Securities Law.  Applicable federal and state securities laws, including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Investment Advisers Act, and the rules and regulations of the Securities and Exchange Commission (the “SEC”), as well as applicable rules of FINRA and, in the case of the Corporation, the listed company rules of the New York Stock Exchange.

Antitrust.  Antitrust and related laws designed to protect against illegal restraint of competition.  The Corporation will not engage or attempt to engage in agreements with competitors or suppliers to fix or illegally discriminate in pricing, or participate or attempt to participate in any form of bid rigging.

Foreign Activities.  The U.S. Foreign Corrupt Practices Act and, in the case of a Subsidiary organized and doing business in a foreign country, the applicable laws of such country.  Actions taken outside the U.S., whether by non-U.S. personnel or by U.S. personnel operating internationally which may be in conformance with local custom, may be viewed as against permissible American standards of conduct.  Accordingly, in instances where U.S. laws, regulations and standards relating to ethical conduct are more restrictive than those of a particular locality outside the U.S., conduct should be governed by U.S. standards.

Directors, officers and employees are not expected to know every detail of these or other applicable laws or rules, but should review the Anti-Corruption Policy under the U.S. Foreign Corrupt Practices Act and U.K. Anti-Bribery Act and seek advice from the Corporation’s internal auditing staff, independent auditor, or internal legal staff, as appropriate.

Illegal or Unethical Payments

The Corporation does not permit illegal, improper, corrupt or unethical payments to be made in cash, property, or services by or on behalf of the Corporation in order to secure or retain or attempt to secure or retain business or other advantages, including, but not limited to, payments to any employee of a customer or supplier of the Corporation for the purpose of influencing that employee’s actions with respect to his employer’s business.  Such payments may constitute a crime in most U.S. and foreign jurisdictions.  In jurisdictions where they are not so considered, they are regarded by the Corporation as unethical payments.  Agents and representatives of the Corporation are required to follow the provisions of this Code in their dealings on behalf of the Corporation.

Public Officials.  Reasonable business entertainment, such as lunch, dinner, or occasional athletic or cultural events may be extended to government officials, but only where permitted by local law.

Customers and Others.  Business entertainment that is reasonable in nature, frequency and cost is permitted, as is the presentation of modest gifts where customary.  Because no clear guidelines define the point at which social courtesies escalate to, and may be regarded as, improper or unethical payments, extreme care must be taken in this regard.  This is subject to the applicable rules of FINRA with respect to employees of EVD.

Form of Payments of Amounts Due Agents, Representatives and Others.  All payments for commissions or other similar obligations are to be paid by check or draft, bank wire transfer, or other authorized means, and shall, in each case, be made payable to the order of the recipient or his authorized agent.  The use of currency or other forms of “cash” payments is not acceptable.

Accounting and Financial Reporting Standards

The Corporation has implemented and will comply with generally accepted accounting principles for entries on our books and records.  Entries should be properly authorized, complete, and accurate and reflect the transactions to which they relate.  No false, artificial, misleading or deceptive entries should be made for any reason.  No employee of the Corporation shall provide false information to, or otherwise mislead, our independent or internal auditors.

Bank or other accounts shall be fully accounted for and accurately described in our records.

In addition to this Code, the Corporation has adopted a Code of Ethics for Principal Executive and Senior Financial Officers, which supplements this Code and is intended to promote (a) honest and ethical conduct and avoidance of improper conflicts of interest; (b) full, fair, accurate, timely, and understandable disclosure in the Corporation’s periodic reports; and (c) compliance by such senior financial executives with all applicable governmental rules and regulations.

Outside Directorships and Employment

No officer or employee of the Corporation may serve as a director, officer, employee, trustee, general partner, or paid consultant of any corporation or other entity, whether or not for pay, without the prior written approval of his or her department head and the Chief Legal Officer.  This restriction shall not apply to serving any charitable or non-profit organization or to serving as a director, officer, trustee or general partner of any entity formed solely for the purpose of administering the personal affairs of that officer or employee or his or her Immediate Family.

Media Inquiries

Occasionally, employees may receive an inquiry from a media representative requesting information or comment on some aspect of the Corporation’s affairs.  Such questions must be referred to the Corporation’s Director of Media Relations or the Legal Department, unless specifically covered by a formal procedure adopted by the Corporation.

Political Activities

Employees are encouraged to participate in political activities as they see fit, on their own time and at their own expense provided that such participation complies with the Corporation’s Rule 206(4)-5 (“Pay-to-Play”) Procedures (see Appendix 4).  The Corporation will not compensate or reimburse employees for such activities.

The Corporation will not contribute anything of value to political parties, candidates for public office or elected officials, except in jurisdictions where such contributions are legal and in compliance with the Corporation’s Rule 206(4)-5 (“ Pay-to-Play”) Procedures, and approved by our Chief Executive Officer,  Chief Financial Officer and Chief Legal Officer, and reported to the Board.  Furthermore, without such approval, no corporate asset may be used in support of any organization whose political purpose is to influence the outcome of a referendum or other vote of the electorate on public issues.

Discipline

Any employee who violates or attempts to violate this Code or any other formal policies of the Corporation may be subject to disciplinary action, up to and including termination, in management’s discretion.

Periodic Review and Revision

Management reserves the right to amend and revise this Code in its sole discretion.  Management shall report such amendments to the Board at its next following meeting.  At least annually the Corporation’s Chief Legal Officer shall provide a report to the Board regarding material violations of this Code, and the Board shall review this Code at least annually.  Employees will be apprised promptly of any changes to the policies, procedures and obligations set forth herein.

Reporting Obligation

It is the responsibility of each of our employees who has knowledge of misappropriation of funds, activities that may be of an illegal nature, or other incidents involving company loss, waste, and abuse or other violations of this Code to promptly report, in good faith, the situation to the Chief Compliance Officer.

Prohibition Against Retaliation

Under no circumstances may the Corporation or any Director, officer or employee of the Corporation discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee in the terms or conditions of his or her employment on the basis of any lawful act by that employee to:

•

provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of the federal securities laws, the rules and regulations of the SEC or any provision of federal law relating to fraud against shareholders, when the information or assistance is provided to, or the investigation conducted by:

ᵒ

A federal regulatory or law enforcement agency;

ᵒ

Any member of Congress or any committee of Congress; or

ᵒ

Any person with supervisory authority over the employee (or such other person working for the employer who has the authority to investigate, discover, or terminate misconduct); or

•

file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the employer) relating to any such alleged violation.

No Rights Created; Not Exclusive Code

This Code is a statement of certain fundamental principles, policies and procedures that govern the Corporation’s Directors, officers and employees in the conduct of the Corporation’s business.  It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.

This Code is not the exclusive code of ethics applicable to employees of the Corporation, who are also subject to the Corporation’s Code of Ethics, including the policy on personal securities transactions therein, designed to comply with the requirements of rules under the Investment Company Act and the Investment Advisers Act.

Sanctions for Violations

An employee of the Corporation who violates any provision of this Code may be subject to sanction, including termination of employment.

Atlanta Capital Management Company, LLC

Policy on Personal Securities Transactions

Adopted Effective January 1, 2007 (as revised January 27, 2016)

GOVERNING PRINCIPLES

You have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients.  The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities.  You also have a responsibility to act ethically, legally, and in the best interests of ACM and our Clients at all times.  The Code of Business Conduct and Ethics sets forth rules regarding these obligations.  You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics.

Definitions

ACM refers to Atlanta Capital Management Company, LLC.

Access person refers to all employees and officers of ACM.  In addition, this also refers to any consultant, intern or service provider to ACM who in connection with his or her regular functions or duties, makes, participates in, or has access to nonpublic information regarding the purchase or sale of Securities by a Client.

Beneficial Interest with respect to Securities or a Securities account generally means an interest where you or a member of your Immediate Family, directly or indirectly, (i) have investment discretion or the ability (including joint ability or discretion) to purchase or sell Securities or direct the disposition of Securities; (ii) have voting power over Securities, or the right to direct voting of Securities; or (iii) have a direct or indirect financial interest in Securities (or other benefit substantially equivalent to ownership of Securities).  For purposes of this Policy “beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 for purposes of reporting beneficial ownership under Section 16 of the 1934 Act, as amended.

Cash Flow Trades is defined as trading in client accounts in a single account due to cash flow changes directed by the client, or other circumstances not related to ACM’s investment decision-making process.  ACM serves as a sub-adviser to certain wrap/managed account and model programs, pursuant to which accounts are continuously traded based on a pre-determined model portfolio.  Due to the continuous and non-discretionary nature of these transactions, ACM includes all such trading activity for Wrap/Managed Account Programs under this definition of Cash Flow Trades.

Client is any person or entity, including a Fund or Sub-advised Fund for which ACM provides investment advisory services.

Control means with respect to (1) an entity, the power to exercise a controlling influence over the management or policies of the entity, unless such power is solely the result of an official position with such entity, (2) an account, having investment discretion over the account and (3) an issuer (including a Fund, a Sub-advised Fund), a Beneficial Interest in more than 25% of the voting securities of the issuer.

Designated Broker is any of the broker-dealer firms listed under Appendix A to this Policy which may be revised from time to time by the Compliance Department of ACM.

Eaton Vance refers to any one of Eaton Vance Corp. (EVC), Eaton Vance Management (EVM), Boston Management and Research (BMR), and Eaton Vance Distributors, Inc. (EVD) or other wholly owned affiliates of EVC.

EV/ACM Fund is each investment company registered under the Investment Company Act of 1940 for which ACM, EVM or BMR acts as the investment adviser or sub-adviser or if such investment company has no investment adviser, for which EVM or BMR acts as the administrator/manager (non-advisory) and EVD as the principle distributor.

Fund is any investment company registered under the Investment Company Act of 1940 .

Investment Professional is an employee of ACM who in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by a Client or Fund (including portfolio manager and investment analysts).  Every Investment Professional is also an Access Person.

Immediate Family of any person includes his or her spouse, children, and relatives living in his or her principal residence.

Initial Public Offering (“IPO”) means an offering of securities registered under the Securities Act of 1933, the issues of which, immediately before the registration, were not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934.  As used in this Policy, the term “Initial Public Offering” shall also mean a onetime offering of stock to the public by the issuer of such stock which is not an initial public offering.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.  A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors.  A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is publicly offered/publicly traded Securities).

Large Cap Issuer is an issuer of Securities with an equity market capitalization of more than $3 billion.

Program Trades is defined as trading in institutional client accounts which involves large transactions across a group of accounts to establish, increase, remove or reduce positions related to the active management of client portfolios.  This would also include trades for single accounts of more than $10,000,000 related to the acquisition of new accounts or cash flows into existing accounts.  Transactions in a single account or fund intended to establish, increase, remove or reduce positions related to the active management of client portfolios may also be deemed Program Trades.

Restricted List refers to a list of Securities maintained by the Chief Compliance Officer (“CCO”) of ACM and includes any securities which the CCO or Management of ACM has determined should be restricted without exception for trading on behalf of any Access Persons.

Securities means anything that is considered a “security” under the Investment Company Act of 1940, including most kinds of investment instruments, including:

1.

stocks and bonds;

2.

shares of exchange traded funds (commonly referred to as ETF’s);

3.

shares of closed-end investment companies;

4.

options on securities, on indexes and on currencies;

5.

investments in all kinds of limited partnerships;

6.

investments in unit investment trusts (UIT’s), including EV UITs;

7.

investments in non-U.S. unit trusts and non-U.S. mutual funds;

8.

investments in private investment funds, hedge funds, private equity funds, venture capital funds and investment clubs.

9.

EV/ACM Funds and Sub-advised funds as defined above

The term “Securities” does not include:

a.

shares issued by open-end investment companies registered under the Investment Company Act of 1940 (mutual funds) other than an EV/ACM Funds or EV/ACM Sub-advised Funds ;

b.

direct obligations of the U.S. government.

c.

bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

A.

Applicability of the Policy

Who is Covered?  A part of this policy applies to all ACM employees, considered Access Persons under the Code.  Other parts apply only to Investment Professionals.  ACM will notify you if have been designated as an Investment Professional.

This policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, children, and relatives living in your principal residence).

What accounts are Covered?  This policy applies to Securities transactions in all accounts in which you or member of your Immediate Family have a direct or indirect beneficial interest, unless the Chief Compliance Officer of ACM (“CCO”) determines

that you or they have no direct or indirect influence or control over the account.   Such determination may require written corroboration from the employees’ investment adviser or other supported documentation.   In addition, this policy applies to any other accounts over which the Access Person has investment influence or control (other than for an ACM client).  Normally, an account is covered under this Policy if it is:

a)

in your name;

b)

in the name of a member of your Immediate Family;

c)

in an account or trust holding Securities where you have sole or shared investment discretion, or are otherwise deemed to Control;

d)

of a partnership in which you or a member of your Immediate Family have a Beneficial Interest, or are a partner with direct or indirect investment discretion;

e)

a trust of which you or a member of your Immediate Family are a beneficiary and/or a trustee with direct or indirect investment discretion (on a sole or joint basis);

f)

of a closely held corporation, limited liability company or similar legal entity in which you or a member of your Immediate Family are a Controlling shareholder and have direct or indirect investment discretion over Securities held by such entity.

When You Must Use a Designated Broker.  All Securities accounts of Access Persons must be maintained with one or more Designated Brokers as outlined in Appendix A to this Policy unless the account:

(1)

holds only shares of EVC Securities that are publicly traded and is held with Computershare;

(2)

includes only shares of Funds and Sub-advised Funds and is held with such Fund’s transfer agent;

(3)

includes only shares of Funds purchased through the Company’s retirement plans;

(4)

is a retirement account you established through a prior employer, or as part of a DRIP or ESOP investment program;

(5)

is subject to a code of ethics or similar policy applicable to a member of your Immediate Family requiring an account be held at an entity other than a Designated Broker.

Persons who become Access Persons must initiate movement of existing accounts to one or more Designated Brokers within thirty (30) calendar days of the Company notifying them of their status as an Access Person.

B.

Rules Applicable to All Employees

Reminder:  When this Policy refers to “you” or your transactions, it includes your Immediate Family as defined and accounts in which you or they have a direct or indirect beneficial interest.  See Section A. above “Applicability of the Policy”.  The procedure for obtaining pre-clearance is explained in the ACM Procedures for Policy on Personal Securities Transactions (“Procedures”).

1.

Pre-clearance of EVC Securities.  You must pre-clear all purchases, sales or  other transactions involving Eaton Vance securities that are publically traded with the CCO or his designee who will coordinate the pre-clearance with the Treasurer or Treasury Manager of EVC, except that you do not have to pre-clear (1) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (2) bona fide gifts of EVC stock that you receive, (3) automatic, non-voluntary transactions involving such EVC securities, such as stock dividends, stock splits, or automatic dividend reinvestments or certain non-voluntary transactions initiated by a broker, dealer or bank with respect to such EVC Securities deposited in a margin account.  NOTE: The purchase or sale of publicly traded options on Eaton Vance Securities is prohibited.

There are times when transactions in EVC Securities are routinely prohibited, such as prior to releases of earnings information.  Normally you will be notified of these blackout periods.

2.

Pre-clearance:  All Securities.  You must pre-clear all purchases and sales of Securities through the online Personal Trading Compliance Center (“PTCC”)  except that you do not have to pre-clear:

(1)

purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value of all your purchases of same Securities of the same issuer in the previous six (6) days, would not exceed $50,000;

(2)

a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value of all your sales of same Securities of the same issuer in the previous six (6) days, would not exceed $50,000;

(3)

a purchase (including through an exchange) of Securities of an EV/ACM Fund or a EV/ACM Sub-advised Fund;

(4)

a redemption (including through an exchange) of Securities of a EV/ACM Fund or a EV/ACM Sub-advised Fund;

(5)

a purchase or redemption of a closed-end Fund

(6)

a purchase of any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, if the value of such purchase together with the value of all such purchases with respect to a given currency in the previous six (6) days would not exceed $50,000;

(7)

a sale of any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, if the value of such sales together with the value of all such sales with respect to a given currency in the previous six (6) days would not exceed $50,000;

(8)

a transaction in an exchange traded fund based on a broad-based securities index;

(9)

an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment;

(10)

a transaction pursuant to a mandatory tender offer or bond call that is applicable pro rata to all stockholders or bond holders, respectively.

The exemption from pre-clearance do not apply to trading in any Security that is placed on a restricted list (for example, because the Company is in the possession of material inside information about the issuer).  Further, the CCO may suspend your use of the exemptions from pre-clearance if he or she concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted.

You will be denied pre-clearance of a transaction for any Security under the following conditions:

A.

A security held in a client portfolio: (a) where the contemplated personal transaction may reasonably be anticipated to adversely affect the market price for the security in question; or (b) where a personal transaction is effected with the intention of benefiting from potential market reaction to portfolio transactions of a client.

B.

Blackout Periods.  No employee may initiate a transaction in a Security in the five trading days prior to the initiation of client Program Trades in that same security.  In addition, an employee may not have a transaction in a security, which has been traded by the firm, until two trading days after the last firm Program Trade transactions have been completed.

Exemptions - The provisions of this section B. do not apply to transactions which conflict only with Client Cash Flow Trades or  which meet the following di minimus standard for equity transactions:

1.

a purchase of equity Securities of a Large Cap Issuer (with a market capitalization of more than $3 billion), if the value of such purchase, together with the value of all of your purchases of equity Securities of that Large Cap Issuer in the previous six (6) day, would not exceed $50,000;

2.

a sale of equity Securities of a Large Cap Issuer (with a market capitalization of more than $3 billion), if the value of such purchase, together with the value of all of your sales of equity Securities of that Large Cap Issuer in the previous six (6) day, would not exceed $50,000;

Any personal securities transaction which does not meet the above exemptions is subject to the blackout period restrictions.  Additionally, these di minimus exemptions will not apply to transactions that disadvantage ACM clients (i.e. trading ahead of clients or “front running”) and such transactions may be deemed violations at the discretion of the CCO.

C.

A security listed on the ACM restricted list.

D.

When there is a pending buy or sell order for that same Security for a Client, or when other circumstances warrant prohibiting a transaction in a particular security. Remember that the term “Security” is broadly defined.  For example, an option on a Security is itself a Security, and the purchase, sale, and exercise of the option is subject to pre-clearance.  A pre-clearance approval normally is valid only during the day on which it is given.  Pre-clearance procedures are set forth in the attached Procedures.

3.

Prohibited and Restricted Transactions.  The following transactions are either prohibited without prior approval, or are discouraged, as indicated.  Please refer to the Procedures for information regarding the process to obtain approval of restricted transactions.

A.

Initial Public Offerings (“IPO’s”).  You may not purchase or otherwise acquire any Security in an Initial Public Offering. You may apply to the CCO of ACM for prior written approval to purchase or acquire a Security in an Initial Public Offering, but approval will be granted only in rare cases that involve extraordinary circumstances.  Accordingly, the Company discourages such applications.  You might be given approval to purchase a Security in an IPO, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank’s conversion from mutual or cooperative form to stock form, or the insurance company’s conversion from mutual to stock form.

B.

Limited Offerings (Private Placements).  You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior written approval from the CCO of ACM.  (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security.)  Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with ACM any affiliated company or expects to establish such a relationship).  Examples where approval might be granted, subject to the particular facts and circumstances, include a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend.

C.

Short Sales.  You may not sell short any Security, except that you may (i) sell short a Security if you own at least the same amount of the Security you sell short (selling short “against the box”) and (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes.  All transactions entered into pursuant to clause (i) or (ii) above are subject to pre-clearance.

D.

Naked Options.  You may not engage in option transactions with respect to any Security, except that (i) you may purchase a put option or sell a call option on Securities that you own and, (ii) in order to close such a transaction, you may sell a put option or purchase a call option on Securities that you own.  You may not engage in the purchase or sale of publicly-traded options on shares of EVC Securities.  All transactions entered into pursuant to clause (i) or (ii) above are subject to pre-clearance.

E.

Short Term Trading.  You are strongly discouraged from engaging in excessive short-term trading of Securities.  The purchase and sale, or sale and purchase, or the same or equivalent Securities within thirty (30) days are generally regarded as short-term trading.

F.

Investment Clubs.  You may not be a member of an investment club that trades in or owns Securities in which members have an interest.  Such an investment club is regarded by this Policy as your personal account, and it is impracticable for you to comply with the pre-clearance rules of this Policy with respect to that investment club.

G.

Prohibited Transactions.  You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the Security or its issuer.  Please refer to and read ACM’s separate Policies and Procedures in Prevention of Insider Information.

4.

Reporting Requirements.  You are required to provide the following reports of your Security holdings and transactions to the CCO or his designee.  Remember that your reports should also include members of your Immediate Family and the accounts referred to under section A, “Applicability of the Policy” above.  Please review the definition of Securities in the “Definitions” section this Policy.

Please refer to the Procedures for detailed reporting procedures and related forms.  The reporting requirements under this policy are:

A.

Initial Report of Holdings.  Within ten (10) days after you become an Access Person (usually your employment date), you must submit to the CCO or his designee a report of your holdings of Securities (including Funds and Sub-Advised Funds), including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principle amount of each Security held at the time you became an Access Person.  Your report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of Securities, whether stocks, bonds, mutual funds or other types and the date on which you submit the report to the CCO or his designee.  This requirement may be satisfied through copies of account statements, provided such statements include all required information above and are current as of a date not more than 45 days prior to your becoming an Access Person.

B.

Annual Holdings Reports.  After January 1 and before January 30 of each calendar year, you must submit to the CCO or his designee a report of your holdings of Securities (included Funds and Sub-Advised Funds), current within 45 days before the report is submitted including the title, type, exchange ticker or CUSIP number (if applicable), number of shares, and principal amount of each Security.  Your report must include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of Securities, whether stocks, bonds, mutual funds or other types.  This requirement may be satisfied through a listing of all covered Securities accounts you maintain (including beneficiary name, brokerage firm and account number) if all accounts in which you maintain covered Securities meet the reporting exemption listed in section E. below.

C.

Quarterly Transaction Reports.  Within 30 days after the end of each calendar quarter, you must submit to the CCO or his designee a report of your transactions in Securities (including Funds and Sub-Advised Funds) during the quarter, including the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable) the interest rate and maturity date (if applicable) and the number of shares and principle amount of each security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected.  If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must also state the name of the broker, dealer or bank and the date you established the account.  The report must state the date on which you submit it to the CCO or his designee.

D.

Initial and Annual Code of Ethics Certification– Upon commencing employment with the firm and annually thereafter, all employees will be provided a copy of the Code of Business Conduct and Ethics and this Code of Ethics – Policy on Personal Securities Transactions (together the “Code”).  Each employee must acknowledge in writing receipt of the Code (initial), and that they understand and have complied with its provisions for the previous year (annual). In addition upon any revision to the Code, each employee must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

E.

Reporting Exemptions.  The following reporting exemptions apply:

1.

Transaction reports where all of the information required in such report is, on a current basis, already in the records of the Company (as, for example, in the case of transaction in Eaton Vance stock through the EVC employee stock purchase plan); and

2.

Any transaction report that would duplicate information contained in broker trade confirmations and/or accounts statement information that ACM holds in its records so long as the CCO or his or her designee receives the confirmations or statements no later than 30 days after the end of the applicable period or quarter.

F.

Violations.  If you have knowledge of any violations of this Code of Ethics, you must promptly report, in good faith, the situation to the CCO.

5.

Confirmation of Transactions and Account Statements.  You must ensure that each broker, dealer or bank with which you maintain an account sends to the CCO or his designee, as soon as practicable, copies of all confirmations of your securities transactions and of all monthly, quarterly and annual account statements.  See section A above, “Applicability of the Policy – What Accounts are Covered”.

If you certify to the CCO or his designee that ACM has received all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that report.

C.

Rules Applicable to Investment Professionals

If you are an Investment Professional, you are subject to the following rules, in addition to the “Rules Applicable to Access Persons” in section B. above.  Before engaging in any personal Securities transactions, please review those rules, which include may include pre-clearance and reporting requirements, as well as restricted transactions.

The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendations, take precedence over your personal Securities transactions, and therefore ensure Client have been given the opportunity to trade before you do so for yourself.  In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with our Clients’ interests.  While the following Securities transactions may be subject to pre-clearance procedures, you are responsible for avoiding all prohibited transactions, and you may not rely upon the pre-clearance procedures to prevent you from violating the rules.

Reminder:  When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control.  See section A, “Applicability of the Policy” above.

1.

Prohibited Transactions:  All Investment Professionals.  You may not cause or recommend a Client to take action for your personal benefit.  Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account, or “front run” a Client.

2.

Prohibited Transactions: Portfolio Managers.

a.

Personal Trades in Same Direction as Client.  If you are a portfolio manager you may not purchase any Security for your personal account until two days after you have purchased that Security for Client portfolios that you manage (consistent with the Blackout requirement in section B. (2) b. above).  You may not sell any Security for your personal account until 2 days after you have sold that Security for Client portfolios that you manage.

b.

Personal Trades in Opposite Direction as Client:  Seven-Day Blackout.  If you are a portfolio manager you may not sell any Security for your personal account until the eight (8th) day after you have purchased that Security for Client portfolios that you manage.  You may not purchase any Security for your personal account until the eight (8th) day after you have sold that Security for Client portfolios that you manage.

c.

Trading before a Client.  If you are a portfolio manager or an investment counselor, before you place an order to purchase a Security for a Client, you must disclose to the CCO if you have purchased that Security for your personal account within the preceding seven (7) days.  Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the Client, or you may have to pay to the Client’s account the difference between your and the Client’s purchase price for the Security, if your price was lower. Before you place an order to sell a Security for a Client, you must disclose to the CCO if you have sold that Security for your personal account within the preceding seven (7) days.  Depending upon the circumstances, you may or may not be required to pay to the Client’s account the difference between your and the Client’s sales price for the Security, if your price was higher.

Because your responsibility is to put your Client’s interests ahead of your own, you may not delay in taking appropriate action for a Client in order to avoid potential adverse consequences for your personal account.

3.

Prohibited Transactions: Investment Analysts.  If you are an investment analyst, before you purchase or sell a Security, ACM Clients must be afforded the opportunity to act upon your recommendations regarding such Security.  You may not purchase or sell any Security for which you have coverage responsibility unless either (i) you have first broadly communicated through the relevant investment group your research conclusion regarding the Security (through a security rating, etc.) and afforded suitable Clients sufficient time to act upon your recommendation (as set forth below) or (ii) you have first determined, with the prior concurrence of the CCO, that investment in that Security is not suitable for any Client.

Trading before communicating a recommendation.  If you are an investment analyst who is in the process of making a new or changed recommendation on a Security for which you have coverage responsibility, but you have not broadly communicated your research conclusions and recommendations for such Security to the Investment Professionals in the relevant department, you are prohibited from trading in that Security.

D.

Violations and Sanctions

Any ACM employee who violates any provision of this Code shall be subject to sanction, including but not limited to censure, a ban on personal securities trading, disgorgement of any profit or taking of any loss, fines and suspension or termination of employment.  Each sanction shall be recommended by the CCO and approved by the Management Committee.  In the event the CCO violates any provisions of this Code, the Management Committee shall recommend the sanction to be imposed.

GENERAL PROVISIONS

1.  Maintenance of List of Access Persons and Investment Professionals: Notification.  The Compliance Assistant shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

2.  Review of Securities Reports.  The Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Compliance Assistant, will be reviewed in accordance with the attached Procedures.

3.  Certifications by Employees.  Each employee of the Company must certify at the time of hire and annually thereafter that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions.  In addition upon any revision to a Company’s Code of Ethics, each employee of that Company must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

4.  Recordkeeping Requirements.  ACM shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the Securities and Exchange Commission (“Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(1)

copies of the Code of Ethics currently in effect and in effect at any time within the past five (5) fiscal years;

(2)

a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least five (5) years after the end of the fiscal year in which the violation occurred;

(3)

copies of each report referred to in the Policy on Personal Securities Transactions (“Policy”) above, to be maintained for at least five (5) years after the end of the fiscal year in which the report is made or information provided;

(4)

a record of all persons, currently or within the past five (5) fiscal years, who are or were required to make reports referred to in the Policy and who are or were responsible for reviewing such reports;

(5)

copies of each certification referred to in these General Provisions made by a person who currently is, or in the past five (5) years was, subject to this Code of Ethics, to be maintained for at least five (5) years after the fiscal year in which the certification made; and

(6)

a copy of each Annual Report to a Fund Board referred to in paragraph 5 above, to be maintained for at least five (5) years after the end of the fiscal year in which it was made.

5.  Confidentiality.  All reports and other documents and information supplied by any employee of a Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of ACM, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

6.  Interpretations.  If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Chief Compliance Officer.

7.  Violations and Sanctions.  Any employee of a Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment.  Each sanction shall be recommended by the Chief Compliance Officer and approved by the Management Committee.  In the event the Chief Compliance Officer violates any provisions of this Code of Ethics, the Management Committee will directly impose sanctions.

In adopting and approving this Code of Ethics, the Company does not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act or Rule 204A-1 of the Investment Advisers Act.

END

Appendix A to the ACM Policy on Personal Securities Transactions

Designated Brokers

(Last updated January 27, 2016)

Preferred Providers w/ existing connections/feeds to ACM:

• Ameriprise	• Morgan Stanley
• Charles Schwab	• Citigroup
• Fidelity	• Scottrade
• E*Trade	• UBS
• Merrill Lynch / Bank of America	• Wells Fargo / Wachovia
• TD Ameritrade

Other approved firms:

Ameritas Investment	OptionsXpress
Barclays Wealth Management	Pershing Advisor Solutions
Brave Warrior Advisors	Piper Jaffray
Chase Investment Services Corp	Raymond James
Commonwealth Financial Group	RBC Advisor Services
Constellation Wealth Advisors	RBC Wealth Management
Credit Suisse	Revolution Capital
Deutsche Bank Alex. Brown	Robert W. Baird & Company
Edward Jones	Royal Alliance Associates
First Republic	Sanders Morris Harris
Gilford Securities	Signator Investors Inc.
Global Investor Services	Stifel, Nicolaus & Company
Goldman Sachs	Summit Equities
GW & Wade Asset Management	Synovus Securities
HD Vest Financial services	T. Rowe Price
Huntleigh Securities	The Investment Center
HSBC Private Bank	Thompson Davis & Co
Interactive Brokers	Toqueville
JB Were	USAA
Jefferies LLC.	US Capital Advisors
JP Morgan Private Bank	US Trust (BofA)
JP Morgan Securities	Vanguard
Ladenburg Thalman	Williams Financial Group
Leerink Swann & Company	Clearing Firms (may require broker initiation)
Mason Securities	First Clearing
Maxim Group	NFSP
Moors & Cabot Investments	Pershing
Northern Trust & Northern Trust Institutional	SEI
Oppenheimer & Co.